Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Reports Record
First Quarter 2006 Results
Highlights:
•	Net income increases 40% to a record $28.5 million or $1.01 per unit

•	Revenues increase 28% to a record $46.5 million

•	Distributable cash flow increases 45% to a record $34.3 million
HOUSTON, May 3, 2006 – Natural Resource Partners L.P. (NYSE:NRP and NYSE:NSP) today reported a 40% increase in net income to a record $28.5 million, or $1.01 per unit, for the first quarter of 2006 compared to $20.4 million, or $0.77 per unit, for the first quarter of 2005. Distributable cash flow, a non-GAAP performance measure reconciled in the attached tables, rose to $34.3 million, which is a 45% increase over the first quarter 2005 distributable cash flow of $23.7 million.
“Strong pricing in all regions helped boost NRP to record earnings, revenues and, most importantly, distributable cash flows for the first quarter of 2006,” said Nick Carter, President and Chief Operating Officer. “These results reflect the efforts of all of our lessees, who we believe are among the best coal miners in the industry. They also are indicative not only of the continued strength of the coal market but also the diversity of our growing reserve base.”
First Quarter 2006
Total revenues increased 28% to a record $46.5 million for the first quarter of 2006 compared to $36.2 million reported for the same period last year.
First quarter 2006 coal royalty revenues increased 20% to $39.1 million from $32.5 million last year as the partnership experienced increased coal royalty revenues per ton in all regions and increased production in all regions except Central Appalachia where production was comparable to the first quarter of 2005. Coal royalty revenues increased due to a 9% improvement in the average coal royalty revenue per ton to $2.79 in the first

NRP Reports Record 1st Quarter 2006 Results	Page 2 of 9
quarter 2006 from $2.55 for the same period last year. Production by our lessees grew 10% to 14.0 million tons over the 12.8 million tons reported for the same period last year. Production from two of the properties NRP acquired in Appalachia in 2005 offset the decline of production from other Appalachian properties as some of the lessees are mining off NRP properties and will return at a later date. Metallurgical coal, which sells for much higher prices than steam coal, accounted for approximately 30% of the first quarter 2006 coal royalty revenues and 24% of production.
Oil and gas revenues increased 274% to $1.7 million from $0.5 million due to increases in price and production, as well as lease bonus payments on several new leases. Other revenues also increased 334% primarily due to a $2.2 million gain on the sale of timber properties during the quarter. The sale is the first, and largest, of three related transactions involving timber and the associated surface acreage located in Virginia that we acquired at the time we purchased the coal and mineral rights. The remaining two transactions are expected to close in the second quarter of 2006. The gain increased net income for the quarter by $0.08 per unit.
Total expenses increased 10% to $14.9 million from $13.6 million for the first quarter 2005. General and administrative expenses increased $0.8 million to $4.1 million. The increase includes approximately $0.7 million related to the adoption this quarter of Statement of Financial Accounting Standards No. 123R “Share-Based Payments.” This adjustment had the impact of reducing net income for the quarter by $0.02 per unit. Property, franchise and other taxes increased $0.4 million mainly due to taxes on properties acquired since last year, the majority of which are offset by reimbursements from our lessees which are recorded in revenues.
Interest expense increased 47% over last year to $3.6 million due to additional borrowings associated with acquisitions completed during the last year.
Acquisitions and Capital Structure
During the first quarter, Natural Resource Partners completed the second closing of the Williamson Development acquisition of high sulfur reserves in the Illinois Basin for $35 million. NRP borrowed an additional $50 million of senior notes at 5.05% that financed the acquisition and repaid $15 million in borrowings under the credit facility. At March 31, 2006, the partnership had a debt to total capitalization ratio of 37% and a cash balance in excess of $67 million, which equates to three full quarters of coverage of its current distribution for both NRP and NSP.
“Our strong balance sheet and capital structure will allow us to continue to aggressively pursue accretive acquisitions to fuel growth for our future while continuing to increase our distributions,” said Dwight Dunlap, Chief Financial Officer.

NRP Reports Record 1st Quarter 2006 Results	Page 3 of 9
2006 Guidance
“Our results for this quarter exceeded our expectations due to higher than expected prices received by our lessees and an opportunistic sale of some of our timber assets and surface acreage,” said Dwight L. Dunlap. “While the performance of our lessees in the first quarter bodes well for the partnership’s annual performance, we are reaffirming our current guidance for net income of $2.85 to $3.15 per unit. We will monitor our lessees’ production and sales prices during the second quarter and update our annual guidance if necessary when our second quarter results are announced in early August.”
Market Outlook
Pricing in the coal industry remains very strong as coal stockpile levels, while improved, remain low at the utilities and several factors continue to constrain expansion of coal production by the various mining companies. The expansion of coal-fired power generation is being planned by several utilities and the development of coal conversion technologies such as coal-gasification and coal-to-liquids are expected to result in significant growth in coal demand over the long-term. “We see coal prices remaining strong for the foreseeable future,” said Nick Carter.
Distributions
On April 18, the partnership announced its eleventh consecutive increase in its quarterly distribution to $0.79 per unit or $3.16 on an annualized basis, a 15% increase over the first quarter distribution last year. The distribution will be paid on May 12, 2006 to unitholders of record on May 1, 2006.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to

NRP Reports Record 1st Quarter 2006 Results	Page 4 of 9
net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the 2006 outlook. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
06-07
-Financial statements follow-

NRP Reports Record 1st Quarter 2006 Results	Page 5 of 9
NATURAL RESOURCE PARTNERS L.P.
OPERATING STATISTICS
(In thousands, except per ton data)

	For the three months ended
	March 31,
	2006	2005
	(Unaudited)
Coal royalty revenues:
Appalachia
Northern	$3,307	$2,464
Central	25,842	22,178
Southern	5,484	5,011

Total Appalachia	$34,633	$29,653
Illinois Basin	1,953	1,307
Northern Powder River Basin	2,524	1,570

Total	$39,110	$32,530

Sales volumes (tons):
Appalachia
Northern	1,732	1,308
Central	8,195	8,239
Southern	1,426	1,324

Total Appalachia	11,353	10,871
Illinois Basin	1,162	867
Northern Powder River Basin	1,500	1,032

Total	14,015	12,770

Average royalty revenue per ton:
Appalachia
Northern	$1.91	$1.88
Central	3.15	2.69
Southern	3.85	3.79

Total Appalachia	$3.05	$2.73
Illinois Basin	1.68	1.51
Northern Powder River Basin	1.68	1.52

Total	$2.79	$2.55

NRP Reports Record 1st Quarter 2006 Results	Page 6 of 9
NATURAL RESOURCE PARTNERS L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)

	For the three months ended
	March 31,
	2006	2005
	(Unaudited)
Revenues:
Coal royalties	$39,110	$32,530
Oil and gas royalties	1,719	460
Property taxes	1,749	1,434
Minimums recognized as revenue	371	453
Override royalties	303	615
Other	3,276	755

Total revenues	46,528	36,247
Operating costs and expenses:
Depletion and amortization	7,853	7,879
General and administrative	4,115	3,312
Property, franchise and other taxes	2,245	1,830
Coal royalty and override payments	691	553

Total operating costs and expenses	14,904	13,574

Income from operations	31,624	22,673
Other income (expense)
Interest expense	(3,618)	(2,457)
Interest income	518	231

Net income	$28,524	$20,447

Net income attributable to:
General partner(1)	$2,095	$830

Other holders of incentive distribution rights(1)	$821	$227

Limited partners	$25,608	$19,390

Basic and diluted net income per limited partner unit:
Common	$1.01	$.77

Subordinated	$1.01	$.77

Weighted average number of units outstanding:
Common	16,825	13,987

Subordinated	8,515	11,354

(1)	Other holders of the incentive distribution rights (IDRs) include the WPP Group at 25% and NRP Investment LP at (10%). The net income allocated to the general partner includes the general partner’s portion of the IDRs (65%).

NRP Reports Record 1st Quarter 2006 Results	Page 7 of 9
NATURAL RESOURCE PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the three months ended
	March 31,
	2006	2005
	(Unaudited)
Cash flows from operating activities:
Net income	$28,524	$20,447
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	7,853	7,879
Non-cash interest charge	100	71
Gain from sale of assets	(2,176)	—
Change in operating assets and liabilities:
Accounts receivable	(4)	(2,390)
Other assets	268	250
Accounts payable	37	(285)
Accrued interest	1,906	2,247
Deferred revenue	(632)	(2,155)
Accrued incentive plan expenses	371	5
Property, franchise and taxes payable	403	1

Net cash provided by operating activities	36,650	26,070

Cash flows from investing activities:
Acquisition of land, plant and equipment, coal and other mineral rights	(35,000)	(21,544)
Proceeds from sale of assets	3,932	—

Net cash used in investing activities	(31,068)	(21,544)

Cash flows from financing activities:
Proceeds from loans	50,000	18,000
Repayment of loans	(15,000)	—
Distributions to partners	(20,905)	(17,526)

Net cash provided by (used in) financing activities	14,095	474

Net increase in cash and cash equivalents	19,677	5,000
Cash and cash equivalents at beginning of period	47,691	42,103

Cash and cash equivalents at end of period	$67,368	$47,103

Supplemental cash flow information:
Cash paid during the period for interest	$1,600	$137

NRP Reports Record 1st Quarter 2006 Results	Page 8 of 9
NATURAL RESOURCE PARTNERS L.P.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$67,368	$47,691
Accounts receivable	21,956	21,946
Accounts receivable – affiliate	—	6
Other	565	833

Total current assets	89,889	70,476
Land	12,731	14,123
Plant and equipment, net	5,842	5,924
Coal and other mineral rights, net	617,487	590,459
Loan financing costs, net	2,344	2,431
Other assets, net	1,420	1,583

Total assets	$729,713	$684,996

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$715	$677
Accounts payable – affiliate	87	88
Current portion of long-term debt	9,350	9,350
Accrued incentive plan expenses – current portion	4,262	1,105
Property, franchise and other taxes payable	4,541	4,138
Accrued interest	3,440	1,534

Total current liabilities	22,395	16,892
Deferred revenue	14,219	14,851
Accrued incentive plan expenses	2,609	5,395
Long-term debt	256,950	221,950
Partners’ capital:
Common units (outstanding: 16,825,305)	297,062	292,990
Subordinated units (outstanding: 8,515,228)	125,328	123,114
General partner’s interest	10,944	10,024
Holders of incentive distribution rights	995	582
Accumulated other comprehensive loss	(789)	(802)

Total partners’ capital	433,540	425,908

Total liabilities and partners’ capital	$729,713	$684,996

NRP Reports Record 1st Quarter 2006 Results	Page 9 of 9
NATURAL RESOURCE PARTNERS L.P.
RECONCILIATION OF UNAUDITED GAAP FINANCIAL MEASURES
TO NON-GAAP FINANCIAL MEASURES
(In thousands)

	For the three months ended
	March 31,
	2006	2005
	(Unaudited)
Cash flow from operations	$36,650	$26,070
Less reserves for future principal payments	(2,350)	(2,350)

Distributable cash flow	$34,300	$23,720

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